Exhibit 99.2

Partner / Key Vendor Letter

To: Partners / Key Vendors

From: [INSERT NAME/TITLE OF SENDER]

Subject: Merck to Acquire Terns Pharmaceuticals

As a valued partner of Terns, I am reaching out today to share some exciting news about our company. Today, we announced that we have entered into a definitive agreement to be acquired by an affiliate of Merck & Co., Inc. (“Merck”). You can read the press release on our website announcing the transaction.

At this point, we do not anticipate changes to Terns’ operations, and we expect you will continue to interface with the same members of the Terns team. The transaction is anticipated to close in the second quarter, subject to customary closing conditions. We will keep you updated as the process proceeds.

As you are likely aware, Merck is a research-driven global biopharmaceutical company with an extensive portfolio across medicines, vaccines, biologic therapies, and animal health products. By combining our pipeline and expertise with Merck’s global development, regulatory, and commercial capabilities, we will be even better positioned to realize the full potential of TERN-701 for people living with CML.

Please let us know of any specific questions you may have because of this announcement and we would be happy to discuss

We appreciate working with you and thank you for the partnership.

Sincerely,

[INSERT NAME/TITLE OF SENDER]

Additional Information and Where to Find It

The tender offer pursuant to which Merck Sharp & Dohme LLC (“Parent”) intends to acquire Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) referred to in this communication (the “Offer”) has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned Offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by Parent and Thailand Merger Sub, Inc. (“Purchaser”) with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Terns with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. In addition, Merck and Terns file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Merck may be obtained at no charge on Merck’s internet website at www.merck.com or by contacting Merck at 126 East Lincoln Avenue P.O. Box 2000, Rahway, NJ 07065 USA, or by phone at (908) 740-4000. Copies of the documents filed with the SEC by Terns may be obtained at no charge from Terns’ internet website at www.ternspharma.com or by contacting Terns at 1065 East Hillsdale Blvd., Suite 100, Foster City, CA 94404 or (650)-525-5535 Ext.101.

Forward-Looking Statements

This letter contains forward-looking statements about the Company within the meaning of the federal securities laws, including regarding the potential sale of the Company. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including (a) risks related to the timing of the Offer, the merger contemplated by the Agreement and Plan of Merger dated as of March 24, 2026 by and among the Company, Parent and Purchaser (such agreement, the “Merger Agreement”, such merger, the “Merger”, and the Merger, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”) and the other Transactions or that the Offer, the Merger and the other Transactions may not be completed at all, (b) whether sufficient stockholders of Terns will tender their shares in the Offer, (c) the risk that competing offers or acquisition proposals will be made, (d) the possibility that various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions, (e) risks associated with acquisitions, such as the risk that the effects of disruption from the Transactions on Terns’ business and the fact that the announcement and pendency of the Transactions may make it more difficult to establish or maintain relationships with employees and business partners, (f) risks related to diverting management’s attention from Terns’ ongoing business operations, (g) the risk that stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability and (h) other risks and uncertainties pertaining to Terns’ business, including the risks and uncertainties detailed in Terns’, Parent’s and Purchaser’s filings with the SEC, including but not limited to the Tender Offer Solicitation/Recommendation Statement to be filed with the SEC in connection with the Offer and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Except as required by law, Terns undertakes no obligation to update publicly any forward-looking statements for any reason.